Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER RESULTS

INTER PARFUMS AND BURBERRY IN ADVANCED DISCUSSIONS FOR A NEW
LONG-TERM FRAGRANCE LICENSE

Management Affirms Prior Earnings Guidance

New York, New York, August 11, 2004: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported record second quarter 2004 results.

Second Quarter 2004 Compared to Second Quarter 2003:

  Net sales increased 13% to $46.7 million from $41.4 million. At comparable foreign currency exchange rates, second quarter net sales were 14% ahead of last year's second quarter;
  Gross margin rose to 51% of net sales, as compared to last year's 49%; the increase is primarily due to the continued growth in higher margin prestige product sales;
  S,G&A as a percentage of sales rose to 36% from 35% for the corresponding period of the prior year;
  Net income increased 16% to $3.4 million compared to $2.9 million; and;
  Diluted EPS rose 13% to $0.17 compared to $0.15 per diluted share.

Net sales for the six months ended June 30, 2004 increased 33% to $105.1 million from $79.0 million in the first half of 2003; in constant dollars, net sales were up 28% for the period. Net income for the first half of this year increased 50% to $8.2 million or $0.40 per diluted share from $5.4 million or $0.27 per diluted share in the first half of 2003.

Jean Madar, Chairman & CEO, stated, "As we reported last month, Burberry fragrances continued to produce strong growth, driven by the excellent performance of the Burberry London and Burberry Week end lines, further gains by the Burberry Touch line and the success of the Burberry Brit for women collection launched in the fall of 2003. We look forward to the launch this fall of the Burberry Brit for men line in selected markets."

Mr. Madar continued, "Also factoring into the 20% gain in second quarter prestige sales was the spring introduction of L'Eau de S.T. Dupont in select markets in Europe and the Middle East as well as sales of new warm weather seasonal fragrances under our Christian Lacroix and Celine brands. During the third quarter, our third Paul Smith fragrance family for men and women called London is being launched in the U.K., France and the U.S. The geographic rollout proceeds to the balance of Western Europe later this year, and in early 2005, Japan, where the designer is exceedingly popular."

Mr. Madar went on to say, "Since the spring of 2004, we have been actively expanding the scope of our business with the acquisition of a 67.5% majority stake in Nickel, and the fragrance license for Lanvin. With regard to Nickel, we have made significant progress, having engaged a sales force in the U.S., created a new global marketing plan and developed training materials. With Lanvin, we are moving forward as well, initially by replenishing inventory of the brand's best sellers, and at the same time, developing a new marketing campaign that will be inaugurated as we ready our first new Lanvin fragrance, perhaps as early as the fall of next year. We are also exploring other related business opportunities."

Mr. Madar noted, "Sales gains continue in the U.S. dollar store retail environment as our customers continued to open additional doors and carry more of our product offerings. These gains however, were more than offset by a decline in export sales primarily to Mexico and Central and South America as we continue to forgo sales volume to minimize our overall credit risk."

Inter Parfums and Burberry in Advanced Discussions for a New Long-Term Fragrance License

Inter Parfums also announced that it is in advanced discussions on a long-term fragrance license with Burberry, its largest fragrance brand. Management expects that a definitive agreement will be reached in September. According to Mr. Madar, "We have enjoyed an excellent working relationship with the senior management of Burberry and look forward to the prospect of that partnership, which began in 1993, continuing into the future."

Russell Greenberg, Executive Vice President and CFO noted, "Taking into consideration discussions held to date, we anticipate that our royalty rate will increase effective July 1, 2004, and that our marketing requirements will increase beginning in 2005. We are putting the finishing touches on our business plan that is expected to mitigate these incremental costs beginning in 2005. While we anticipate a short-term impact on our bottom line, particularly for the second half of 2004, the growth potential offered by this world-renowned brand makes us confident about our future long-term prospects. Having remained cautious in our earnings guidance, our 2004 net income goal of $15.8 million remains clearly achievable assuming the U.S. dollar remains at current levels."

Quarterly Dividend

The Company's regular quarterly cash dividend of $0.03 per share will be payable on October 15, 2004 to shareholders of record on September 30, 2004.

Conference Call

The management of Inter Parfums will host a conference call at 11:00 am EDT on Thursday, August 12, 2004, to discuss second quarter results and other recent developments. Interested parties may participate by calling (913) 905-3174, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include consummation of the new license agreement with Burberry, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine Diane von Furstenberg and Lanvin. The Company also has controlling interest in Nickel S.A., a rapidly growing men's skin care company. In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Contact at Inter Parfums, Inc.                         or                            Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO                                            The Equity Group Inc.
(212) 983-2640                                                                             Linda Latman (212) 836-9609 / llatman@equityny.com
rgreenberg@interparfumsinc.com                                                   www.theequitygroup.com
www.interparfumsinc.com

(See Accompanying Tables)

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

Three Months Ended June 30,	Six Months Ended June 30,
	2004	2003	2004	2003

Net sales	$ 46,733	$ 41,393	$ 105,125	$ 78,956

Cost of sales	23,051	21,267	52,719	40,942

Gross margin	23,682	20,126	52,406	38,014

Selling, general and administrative	16,790	14,413	35,382	27,572

Income from operations	6,892	5,713	17,024	10,442

Other expenses (income):
Interest expense	107	31	209	167
(Gain) loss on foreign currency	(9)	199	483	145
Interest and dividend income	(212)	(282)	(444)	(457)
Loss on subsidiary's issuance of stock	25	144	25	155

	(89)	92	273	10

Income before income taxes	6,981	5,621	16,751	10,432

Income taxes	2,489	1,932	5,953	3,642

Net income before minority interest	4,492	3,689	10,798	6,790

Minority interest in net income of consolidated subsidiary	1,091	752	2,618	1,350

Net income	$ 3,401	$ 2,937	$ 8,180	$ 5,440

Net income per share:
Basic	$0.18	$0.15	$0.43	$0.29
Diluted	$0.17	$0.15	$0.40	$0.27

Weighted average number of shares outstanding:
Basic	19,171	18,999	19,170	18,989
Diluted	20,578	19,906	20,596	19,907

Inter Parfums, Inc.

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	June 30, 2004	December 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$ 41,293	$ 58,958
Account receivable, net	55,987	63,467
Inventories	75,236	54,255
Receivables, other	6,691	1,631
Other current assets	1,812	1,638
Income tax receivable	475	1,110
Deferred tax asset	2,018	1,381

Total current assets	183,512	182,440

Equipment and leasehold improvements, net	6,027	4,967

Trademarks and licenses, net	28,057	6,323

Goodwill	3,579	--

Other assets	533	271

	$ 221,708	$ 194,001

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Loans payable - banks	$ 8,819	$ 121
Current portion of long-term debt	3,867	--
Accounts payable	42,080	45,152
Accrued expenses	15,220	17,403
Income taxes payable	2,175	3,411
Dividends payable	575	383

Total current liabilities	72,736	66,470

Long-term debt, less current portion	14,262	--

Deferred tax liability	2,006	1,417

Minority interest	23,632	21,198

Shareholders' equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 30,000,000 shares; outstanding 19,170,936 and 19,164,186 shares at June 30, 2004 and December 31, 2003, respectively	19	19
Additional paid-in capital	34,387	34,363
Retained earnings	94,406	87,376
Accumulated other comprehensive income	6,506	9,404
Treasury stock, at cost, 7,180,579 common shares at June 30, 2004 and December 31, 2003	(26,246)	(26,246)

	109,072	104,916

	$ 221,708	$ 194,001